As filed with the Securities and Exchange Commission on January 10, 2019

Registration No. 333-228181

333-224758

333-222380

333-219850

333-217756

333-211221

333-207825

333-206243

333-202423

333-198216

333-194955

333-194208

333-186779

333-179552

333-177845

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Registration Statements on

Form S-8

UNDER THE SECURITIES ACT OF 1933

IMPERVA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	03-0460133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Bridge Parkway

Redwood Shores, California 94065

(Address of principal executive offices) (Zip Code)

The Prevoty, Inc. First Amended and Restated 2013 Stock Incentive Plan

Imperva, Inc. 2011 Employee Stock Purchase Plan

Imperva, Inc. Amended and Restated 2015 Equity Inducement Plan

Imperva, Inc. 2011 Stock Option and Incentive Plan, as Amended

Incapsula, Inc. 2010 Stock Incentive Plan

Imperva, Inc. 2003 Stock Plan

Inducement Stock Option Plan and Agreement

Inducement Restricted Stock Unit Plan and Agreement

Skyfence Networks Ltd. 2013 Share Incentive Plan

(Full title of plans)

Mike Burns

Chief Financial Officer

Imperva, Inc.

3400 Bridge Parkway

Redwood Shores, California 94065

(Name and address of agent for service)

(650) 345-9000

(Telephone number, including area code, of agent for service)

Copies to:

Shulamite White, Esq.

General Counsel

Imperva, Inc.

3400 Bridge Parkway

Redwood Shores, CA 94065

Telephone: (650) 345-9000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Imperva, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission:

Registration No.	Filing Date	Name of Equity Plan or Agreement	Shares of Common Stock, Par Value $0.0001 Per Share
333-228181	November 5, 2018	The Prevoty, Inc. First Amended and Restated 2013 Stock Incentive Plan	141,279
333-224758	May 9, 2018	Imperva, Inc. 2011 Employee Stock Purchase Plan Imperva, Inc. Amended and Restated 2015 Equity Inducement Plan	342,338 200,000
333-222380	January 2, 2018	Imperva, Inc. 2015 Equity Inducement Plan, as Amended	250,000
333-219850	August 10, 2017	Imperva, Inc. 2015 Equity Inducement Plan, as Amended	100,000
333-217756	May 8, 2017	Imperva, Inc. 2011 Stock Option and Incentive Plan, as Amended Imperva, Inc. 2011 Employee Stock Purchase Plan	850,000 330,889
333-211221	May 9, 2016	Imperva, Inc. 2011 Stock Option and Incentive Plan, as Amended Imperva, Inc. 2011 Employee Stock Purchase Plan	1,300,000 318,371
333-207825	November 5, 2015	Imperva, Inc. 2015 Equity Inducement Plan	100,000
333-206243	August 7, 2015	Inducement Stock Option Plan and Agreement Inducement Restricted Stock Unit Plan and Agreement	25,000 25,000
333-202423	March 2, 2015	Imperva, Inc. 2011 Stock Option and Incentive Plan Imperva, Inc. 2011 Employee Stock Purchase Plan	1,075,819 268,955
333-198216	August 18, 2014	Inducement Stock Option Plan and Agreement Inducement Restricted Stock Unit Plan and Agreement	265,000 265,000
333-194955	April 1, 2014	Incapsula, Inc. 2010 Stock Incentive Plan Skyfence Networks Ltd. 2013 Share Incentive Plan	228,763 24,248
333-194208	February 28, 2014	Imperva, Inc. 2011 Stock Option and Incentive Plan Imperva, Inc. 2011 Employee Stock Purchase Plan	1,008,260 252,065
333-186779	February 21, 2013	Imperva, Inc. 2011 Stock Option and Incentive Plan Imperva, Inc. 2011 Employee Stock Purchase Plan	971,843 242,961
333-179552	February 16, 2012	Imperva, Inc. 2011 Stock Option and Incentive Plan Imperva, Inc. 2011 Employee Stock Purchase Plan	924,747 229,782
333-177845	November 9, 2011	Imperva, Inc. 2011 Stock Option and Incentive Plan Imperva, Inc. 2003 Stock Plan Imperva, Inc. 2011 Employee Stock Purchase Plan	1,955,568 2,866,119 500,000

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 10, 2018, by and among Imperial Purchaser, LLC, a Delaware limited liability company (“Newco”), Imperial Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Newco (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Newco (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company is filing a post-effective amendment for each Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, and the undertakings in each Registration Statement, to remove from registration any of the securities registered thereunder that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, this 10th day of January 2019.

IMPERVA, INC.

By:	/s/ Mike Burns
Mike Burns
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.